REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into this 5th day of February, 2013 (the “Effective Date”), by and between SUPER MARKET DEVELOPERS, INC., a Missouri corporation with a business address of 5000 Kansas Avenue, P.O. Box 2932, Kansas City, Kansas 66110-2932 (“Seller”) and WHLR-BIXBY COMMONS, LLC, a Virginia limited liability company (“Buyer”) with a business address of 2529 Virginia Beach Boulevard, Virginia Beach, Virginia 23452.

RECITALS:

A. Seller is the owner of that certain real estate, together with improvements thereon including but not limited to an approximately 75,000 square foot grocery supermarket, but specifically excluding any personal property or tenant fixtures owned by any tenant or subtenant of Seller, located in Bixby, Tulsa County, Oklahoma, legally described on Exhibit “A” and pictorially described on Exhibit “B”, each attached hereto and incorporated herein by this reference (the “Property”).

B. Seller has leased its interest in the Property to Associated Wholesale Grocers, Inc., a Kansas corporation (“Tenant”), pursuant to that certain Build and Lease Agreement dated August 22, 2011 (collectively, the “Lease”). The Lease will be amended by that certain First Amendment to Build and Lease Agreement to be executed and delivered to Buyer at Closing (hereinafter defined), a copy of which is attached hereto as Exhibit “C” and incorporated herein. The Lease and the First Amendment to Build and Lease Agreement are collectively referred to herein as the “Lease”.

C. Tenant does not possess the Property, nor has it ever possessed the Property, having immediately subleased it to Reasor’s LLC (“Subtenant”) pursuant to that certain Sublease dated August 22, 2011 (the “Sublease”).

D. Seller desires to sell to Buyer all of Seller’s rights, title and interest in and to the Property upon the terms and conditions set forth herein, subject to the Lease, and to assign to Buyer at Closing all of Seller’s rights, title and interest as landlord under the Lease.

E. Buyer desires to purchase from Seller, for Buyer’s intended use as investment property for the operation of a grocery store, all of Seller’s rights, title and interest in and to the Property upon the terms and conditions set forth herein, subject to the Lease, and to assume from Seller at Closing all of Seller’s rights, title and interest as landlord under the Lease.

NOW, THEREFORE, in consideration of the agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF PROPERTY

1.1 Agreement to Sell. Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase and acquire from Seller, on the date of closing as herein provided (the “Closing Date” or “Closing”), all of Seller’s rights, title and interest in and to the Property, together with all and singular the tenements, hereditaments and appurtenances in connection with the Property; subject, however, to the Permitted Exceptions (hereinafter defined), zoning ordinances and other laws affecting the Property. Notwithstanding the foregoing, Seller and Buyer hereby acknowledge and agree that any improvements and fixtures owned by Tenant under the Lease, or owned by Subtenant under the Sublease, or owned by any sub-subtenant or licensee under any sub-sublease or license agreement, shall not be considered a part of the sale contemplated by this Agreement.

1.2. Purchase Price and Payment. Buyer agrees to pay to Seller the sum of Ten Million Six Hundred Thousand Dollars ($10,600,000) (the “Purchase Price”) for the Property (subject to any adjustments provided for in this Agreement), as follows:

(a) Upon execution of this Agreement by Buyer, Buyer shall deliver to Seller this Agreement, together with a cashier’s check or certified check in the amount of Twenty Five Thousand Dollars ($25,000) (the “Initial Earnest Money”), payable to First American Title Insurance Company (the “Title Company”), whose address is 501 N. Walker, Suite 170, Oklahoma City, OK 76102. Seller shall deliver the Earnest Money, together with a copy of this Agreement, fully executed by Seller and Buyer, to the Title Company. Within thirty (30) days of the Effective Date, unless this Contract has been sooner terminated, Buyer shall deposit an additional Twenty Five Thousand and 00/100 Dollars ($25,000) (the “Second Earnest Money”) with Title Company. As used in this Contract, “Earnest Money” shall refer collectively to the Initial Earnest Money and the Second Earnest Money, together with all interest earned thereon, if any. The Title Company shall hold the Earnest Money in an interest-bearing account, and interest shall be credited as provided herein.

(b) On or before the Closing Date, Buyer shall deliver the remainder of the Purchase Price, in the amount of Ten Million Five Hundred Fifty Thousand Dollars ($10,550,000) (subject to any adjustments provided for in this Agreement), to the Title Company in immediately available guaranteed funds.

ARTICLE II

BUYER’S DUE DILIGENCE

2.1 Title Commitment. At any time during the Review Period (as defined in Section 3.1), Buyer may order, at Buyer’s sole cost and expense, a current ALTA commitment for an Owner’s Policy of Title Insurance (the “Commitment”) issued through the Title Company, together with copies of all documents identified in the Commitment as Schedule B exceptions.

2.2 Survey. At any time during the Review Period, Buyer may order, at Buyer’s sole cost and expense, a current ALTA/ACSM survey (the “Survey”) of the Property.

2.3 Environmental Audit. At any time during the Review Period, Buyer may, at Buyer’s sole cost and expense, order an environmental audit and/or assessment of the Property (the “Environmental Audit”) by an independent environmental consultant chosen by Buyer.

2.4 Site Inspection. Seller and Buyer agree, subject to the rights of Tenant under the Lease, Subtenant under the Sublease, or any sub-subtenant or licensee under any sub-sublease or license agreement, that Buyer may enter upon the Property at any time after the execution of this Agreement and prior to the expiration of the Review Period, at Buyer’s sole risk and expense, to perform such architectural, engineering, structural, soil, feasibility, market analysis, cost analysis and other related studies, audits and investigations as it deems appropriate to determine whether there exists a material adverse condition which, in the sole and absolute judgment of Buyer which shall not be subject to review, renders the proposed purchase, operation and further development of the Property infeasible for Buyer’s intended use as a investment property operated as a grocery store (the “Site Inspection”). Seller shall cooperate with Buyer to accommodate such inspections and studies during regular business hours and upon reasonable advance notice by Buyer of the need to access the Property and any improvements thereon for such purposes.

2.5 Lease. Seller shall provide Buyer with a true and accurate copy of the Lease.

ARTICLE III

REVIEW PERIOD; OBJECTIONS; CURE PERIOD

3.1 Review Period. Buyer shall have a period of sixty (60) days from the Effective Date (the “Review Period”) to obtain and review the Commitment and related Schedule B exception documents, the Survey, the Environmental Audit, and to perform its Site Inspection and any other due diligence Buyer deems necessary. Buyer shall repair any damage to the Property caused by the activities of Buyer or any third party acting on Buyer’s behalf in connection with the Commitment, the Survey, the Environmental Audit, the Site Inspection or otherwise, and shall hold harmless and indemnify Seller from any liability arising out of or in connection with any activities, undertakings, studies, reports or investigations performed by or on behalf of Buyer.

3.2 Review Items; Review Item Issues. Within ten (10) days of Buyer’s receipt or prior to the expiration of the Review Period, whichever is earlier, Buyer shall deliver complete and accurate copies of the Commitment (together with copies of all exception documents listed therein) and the Survey obtained by Buyer (collectively, the “Review Items”) to Seller. Prior to the expiration of the Review Period, Buyer shall notify Seller in writing of any objections Buyer has to any easements, restrictions, reservations, encumbrances or exceptions shown or referred to in any of the Review Items (the “Review Item Issues”).

3.3 Objections; Cure Period; Notice Period. With regard to Review Item Issues identified in or in connection with any of the Review Items obtained by Buyer and to which Buyer objects in writing (in accordance with Section 9.5) to Seller prior to the expiration of the Review Period and in accordance with the notice provisions of Section 9.5, below, Seller shall have until five (5) days after receipt of any such Buyer objection (the “Cure Period”) in which to either cure such objections to Buyer’s satisfaction, agree to cure such objections to Buyer’s satisfaction or notify Buyer in writing that Seller is unable or unwilling to cure all of Buyer’s objections. In the event Seller is unable or unwilling to cure all of Buyer’s objections or fails to respond within the Cure Period, Buyer may either (i) waive any uncured objection and proceed in accordance with the terms and conditions herein, or (ii) terminate this Agreement by providing Seller with written notice thereof within five (5) days following expiration of the Cure Period (the “Notice Period”). Any uncured objection which has been waived by Buyer shall be deemed to be a Permitted Exception. Further, in the event Buyer has not terminated this Agreement by written notice to Seller prior to the expiration of the Notice Period as provided in this Section 3.3, then any uncured objection which has not been specifically waived by Buyer shall be deemed to have been waived and to be a Permitted Exception.

3.4 Permitted Exceptions. For purposes of this Agreement, the term “Permitted Exceptions” shall be deemed to include (i) any easements, restrictions, reservations, encumbrances, exceptions or other Review Item Issues to which Buyer does not object within the Review Period, (ii) if Buyer has not elected to terminate this Agreement due to Seller’s failure or inability to cure any Buyer objections, any easements, restrictions, reservations, encumbrances, exceptions of record or other Review Item Issues existing at the time of Closing; (iii) that portion of the Property, if any, in streets, roads and highways; and (iv) general and special real estate taxes and assessments for the current and subsequent years.

3.5 “As Is, Where Is”. Notwithstanding anything contained in this Agreement to the contrary, it is expressly understood that, pursuant to this Article III, Buyer is being provided a period of sixty (60) days to obtain and review such Review Items pertaining to the Property as Buyer deems necessary and prudent and to make a full and complete physical inspection of the Property. The parties expressly agree that Seller shall have no obligation to cure any objections Buyer may have to any Review Item Issues identified in or in connection with any of the Review Items or to correct or repair any title, survey, environmental, structural or other defect or anomaly which Buyer may discover or determine exists during the Review Period. In the event Buyer nevertheless elects to proceed in accordance with the terms and conditions herein, BUYER UNDERSTANDS AND AGREES THAT SUCH ELECTION SHALL BE DEEMED TO BE A WAIVER OF ANY CLAIM THAT BUYER HAS OR MAY HAVE TO INDEMNIFICATION, RECOMPENSE, DAMAGE OR OTHER LEGAL OR EQUITABLE RELIEF AGAINST SELLER WITH RESPECT TO ANY OF THE FOREGOING, THAT BUYER SHALL ACQUIRE THE PROPERTY ON AN “AS IS, WHERE IS” BASIS, AND THAT BUYER SHALL HAVE NO CLAIM WHATSOEVER AGAINST SELLER FOR ANY EXISTING PHYSICAL CONDITION OF THE PROPERTY (INCLUDING BUT NOT LIMITED TO ANY ENVIRONMENTAL CONDITION), NOR SHALL BUYER HAVE ANY CLAIM AGAINST SELLER FOR ANY OF THE FINANCIAL INFORMATION OR OTHER DOCUMENTATION HERETOFORE OR HEREAFTER SUBMITTED TO BUYER IN CONNECTION WITH BUYER’S INSPECTION OF THE PROPERTY AND REVIEW OF ITS OPERATIONS.

ARTICLE IV

SELLER’S REPRESENTATIONS AND WARRANTIES

Seller hereby makes the following representations and warranties to and for the benefit of Buyer, its successors and assigns:

4.1 Seller has good, insurable fee simple title to the Property, subject to (i) all leases and tenancies and rights of parties in possession including but not limited to the Lease and Sublease; (ii) all easements, restrictions, reservations, mortgages, deeds of trust, liens, encumbrances and other agreements and matters of record; (iii) taxes and assessments, general and special, not now due and payable; (iv) rights of the public in and to the parts thereof in streets, roads or alleys; and, specifically, subject to (v) the Permitted Exceptions.

4.2 To Seller’s knowledge, there are no violations of any laws, ordinances or governmental authorities by Seller with respect to the Property.

4.3 Seller is duly organized, validly existing and in good standing under the laws of the State of Missouri and is duly authorized to conduct business in the State of Oklahoma. Seller has full right, title, authority and capacity to execute and perform this Agreement and to consummate all of the transactions contemplated herein. The individuals of Seller who execute and deliver this Agreement and all documents to be delivered hereunder are and shall be duly authorized to do so.

4.4 Seller is not a foreign person selling property as described in the Foreign Investment in Real Property Tax Act and agrees to deliver an affidavit at Closing reflecting that Seller is not such a foreign person and to provide Seller’s tax identification number.

4.5 To Seller’s knowledge, Seller is not prohibited from consummating the transactions contemplated in this Agreement by any law, regulation, agreement, instrument, restriction, order or judgment.

4.6 To Seller’s knowledge, there are no assessments or charges for any public improvements have been made against the Property which remain unpaid.

4.7 Seller has not entered into any lease or other agreement for the use of the Property other than the Lease. The Lease is valid and existing and in full force and effect, and with the exception of the First Amendment to Build and Lease Agreement attached hereto to be executed at Closing, the Lease has not been amended, modified or supplemented. Subtenant is in actual possession of the Property. No default exists under the Lease. Tenant has not asserted any claim of which Seller has notice which would in any way affect the collection of rent from Tenant and no written notice of default or breach on the part of Seller under the Lease has been received by Seller or its agents from Tenant thereunder.

4.8 Tenant is not entitled to any concessions, allowances, rebates or refunds under the Lease and Tenant has not prepaid any rents or other charges for more than the current month. The rents or other amounts payable under the Lease have not been assigned, pledged or encumbered, except in connection with any loan to be fully satisfied prior to, or at, Closing. No security deposits have been paid by Tenant.

4.9 If, after Seller’s execution hereof, Seller becomes aware of any event occurs or condition which renders any of the representations contained herein untrue or misleading, Seller shall promptly notify Buyer in writing.

ARTICLE V

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer hereby makes the following representations and warranties to and for the benefit of Seller, its successors and assigns:

5.1 Buyer is duly organized, validly existing and in good standing under the laws of the State of Virginia and is duly authorized to conduct business in the State of Oklahoma. Buyer has full right, title, authority and capacity to execute and perform this Agreement and to consummate all of the transactions contemplated herein. The individuals of Buyer who execute and deliver this Agreement and all documents to be delivered hereunder are and shall be duly authorized to do so.

5.2 To Buyer’s knowledge, Buyer is not prohibited from consummating the transactions contemplated in this Agreement by any law, regulation, agreement, instrument, restriction, order or judgment.

ARTICLE V-A

CONDITIONS PRECEDENT TO CLOSING

In addition to Buyer’s absolute right to terminate this Contract for any reason at any time during the Review Period, the obligation of Buyer under this Contract to purchase the Property from Seller is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which conditions may be waived in whole or in part by Buyer by written waiver at or prior to the Closing Date:

5-A.1 Title to the Property shall be good and marketable as required herein, free and clear of all liens and encumbrances, and subject to no exceptions other than the Permitted Exceptions, and the Title Company shall be prepared to issue an owner’s title insurance policy pursuant to the Title Commitment insuring the title to the Property, subject only to the Permitted Exceptions, in the amount of the Purchase Price or such lesser amount as Buyer, in its sole discretion, shall determine, and with such endorsements as Buyer shall determine. Seller shall discharge all liens against the Property at Closing.

5-A.2 Seller shall have performed, observed and complied with all covenants, agreements and conditions required by this Contract to be performed by, observed and complied with on its part either on or prior to the Closing Date.

5-A.3 All of Seller’s representations and warranties contained herein shall be true and correct in all material respects as of the Closing Date, and Seller will deliver to Buyer at Closing a certificate to that effect (or disclosing any representations or warranties which are no longer true and accurate).

5-A.4 The physical condition of the Property and the title for the Property shall not have materially changed since the conclusion of the Review Period.

5-A.5 Subtenant shall be occupying and operating its business at the Property at Closing, and Tenant shall not be in default in the payment of rent or performance of any other material obligation under the Lease.

5-A.6 Buyer shall have received an estoppel certificate from Tenant in the form attached hereto as Exhibit “D”, an estoppel from all parties subject to any such reciprocal easement agreements, and a SNDA agreement in the form attached hereto as Exhibit “E” Tenant.

In the event any of the foregoing conditions to the Closing are not satisfied or waived in writing by Buyer as of the Closing Date, then, Buyer may either (i) extend the date for Closing until such conditions are satisfied; provided in no instance shall the Closing be extended for greater than thirty (30) days, or (ii) terminate this Contract, in which case the entire Earnest Money deposit shall be returned to Buyer or (iii) waive in writing the satisfaction of any such conditions, in which event this Contract shall be read as if such conditions no longer existed; provided, however that, if such failure of condition also constitutes or is accompanied by a default by Seller under this Agreement, Buyer shall have all rights and remedies as set forth in this Agreement. Notwithstanding that certain of Seller’s representations and warranties may be limited to the extent of actual knowledge of the facts stated therein, it shall be a condition precedent to Buyer’s obligation to go to Closing that the facts stated in all such representations and warranties shall be correct as of the time of Closing.

ARTICLE VI

EXPENSES AND PRORATIONS

Unless the Lease provides that Tenant pay in full all real and personal property ad valorem taxes and assessments and all installments of current year special assessments on the Property, Seller shall pay in full all real and personal property ad valorem taxes and assessments and all installments of current year special assessments payable on or before the Closing Date, and Buyer shall pay all such taxes and assessments that cannot be paid until after the Closing Date; provided, however, that taxes and assessments for the tax period in which Closing occurs shall be prorated based on the last preceding tax period for which the assessments are known. Seller shall pay the cost of any fees or payments incurred if there is a prepayment of any mortgage or encumbrance on the Property, the cost of recording the Special Warranty Deed, any brokerage commission payable by Seller pursuant to Section 9.4(a) and its own attorney’s fees, if any. Buyer shall pay the cost of the Commitment and any owner’s policy of title insurance and endorsements to be issued to Buyer, the Survey, the Environmental Audit, all costs related to Buyer’s Site Inspection, all other costs related to the Review Items, any brokerage commission payable by Buyer pursuant to Section 9.4(b), any mortgage registration taxes and its own attorneys fees, if any. Buyer and Seller shall evenly divide and pay any transfer taxes or other transaction taxes and the closing costs to be paid to the Title Company, including but not limited to any escrow fee. All other items, including but not limited to rent under the Lease and utilities, customarily subject to proration shall be prorated as of the Closing Date.

ARTICLE VII

CLOSING

7.1 Closing Date. Closing shall occur at the offices of the Title Company on or before April 15, 2013, or on such other date as may hereafter be mutually agreed upon by the parties hereto.

7.2 Seller’s Deliverables at Closing. At the Closing, Seller shall duly execute, acknowledge and/or deliver:

(a) A Special Warranty Deed conveying to Buyer indefeasible fee simple title to the Property free and clear of any lien, encumbrance or exception other than the Permitted Exceptions and the Lease;

(b) If required by the Title Company, a Certified Copy of Resolution from Seller, authorizing the sale of the Property to Buyer, and/or a Certificate of Good Standing;

(c) A Non-Foreign Tax Certification (FIRPTA Affidavit);

(d) An Affidavit as to Liens and Encumbrances (Owner’s Affidavit);

(e) An Assignment and Assumption Agreement whereby Seller assigns all of its rights, title and interest as landlord under the Lease to Buyer, including all landlord covenants and obligations which arise or accrue on or after the Closing Date in the form attached hereto as Exhibit “F”;

(f) Seller’s Settlement Statement; and

(g) Any other documents or instruments required to be executed pursuant to the provisions of this Agreement or otherwise reasonably necessary to be executed or delivered for consummation of the transactions contemplated hereby.

7.3 Buyer’s Deliverables at Closing. At the Closing, Buyer shall deliver or cause to be delivered to the Title Company, for disbursement to Seller:

(a) Wire transferred or other immediately available certified funds in an amount sufficient to pay the balance of the Purchase Price (after deduction of the Earnest Money paid hereunder and after any applicable credits are taken into account);

(b) If required by the Title Company, a Certified Copy of Resolution from Buyer, authorizing the acquisition of the Property from Seller, and/or a Certificate of Good Standing;

(c) An Assignment and Assumption Agreement whereby Buyer assumes all of Seller’s rights, title and interest as landlord under the Lease, including all landlord covenants and obligations which arise or accrue on or after the Closing Date in the form attached hereto as Exhibit “F”;

(d) Buyer’s Settlement Statement; and

(e) Any other documents or instruments required to be executed pursuant to the provisions of this Agreement or otherwise reasonably necessary to be executed or delivered for consummation of the transactions contemplated hereby.

7.4 Title Company. The Title Company shall, upon delivery of all of the aforementioned documents and funds, and subject to such further instructions as may be given it by either Seller or Buyer, (i) cause Seller’s Special Warranty Deed to be recorded together with any other instruments of conveyance which have been executed by Seller and have been requested by Buyer to be recorded; (ii) deliver the Purchase Price to Seller; and (iii) issue its Owner’s Policy of Title Insurance to Buyer.

ARTICLE VIII

TERMINATION AND DEFAULT

8.1 Permitted Termination.

(a) By Buyer. In addition to any other rights to terminate this Agreement as specifically set forth in this Agreement, Buyer may terminate this Agreement: (i) by giving Seller written notice thereof prior to the expiration of the Review Period, if Buyer determines, in the sole and absolute judgment of Buyer which shall not be subject to review, that the purchase of the Property is infeasible for Buyer’s intended use; or (ii) by giving Seller written notice thereof prior to the expiration of the Notice Period as provided in Section 3.3 above, if Buyer has properly notified Seller of Buyer’s objections to any Review Item Issues prior to the expiration of the Review Period and Seller has failed to cure, Seller has failed to agree to cure or Seller has elected not to cure all of such objections prior to the expiration of the Cure Period, or (iii) in the event of an uncured Seller default, as provided in Section 8.3 below.

(b) By Seller. Seller may terminate this Agreement in the event of an uncured Buyer default, as provided in Section 8.2 below.

(c) Disbursement of Earnest Money upon Permitted Termination. Except as otherwise provided herein, if this Agreement is terminated by either party pursuant to an express right to terminate given hereunder (a “Permitted Termination”) (i) within the first thirty (30) days of the Review Period, the

Earnest Money deposit, together with all accrued interest, shall immediately be returned to Buyer, (ii) after the 30th day of the Review Period but prior to the expiration of the Review Period (or prior to the expiration of the Notice Period, if applicable), Twenty-Five Thousand Dollars ($25,000) of the Earnest Money deposit, together with all accrued interest, shall immediately be returned to Buyer and the remaining Twenty-Five Thousand Dollars ($25,000) shall immediately be paid to Seller, and (iii) after the expiration of the Review Period (or after the expiration of the Notice Period, if applicable), the Earnest Money deposit, together with all accrued interest, shall immediately be delivered to Seller. In either event this Agreement shall be null and void and neither party shall thereafter have any further rights or obligations hereunder.

8.2 Buyer’s Default/Seller’s Remedies. Buyer shall be in default hereunder upon the occurrence of any one or more of the following events: (i) any of Buyer’s warranties or representations set forth herein are untrue or inaccurate in any material respect, or (ii) Buyer shall fail to meet, comply with or perform any material covenant, agreement or obligation of Buyer hereunder within the time limits and in the manner set forth herein, for any reason other than an uncured default by Seller hereunder or a Permitted Termination by Buyer. In the event Seller fulfills all of its material obligations hereunder and meets all conditions precedent and concurrent to Closing for which it is responsible (or which have not been waived or deemed to have been waived by Buyer as provided herein) and Buyer is unable, fails or refuses to meet its obligations hereunder and continues to fail and refuse to honor its obligations hereunder for more than ten (10) days after receipt of a written notice from Seller of such default, Seller may terminate this Agreement, in which event it shall receive the Earnest Money deposit and any accrued interest thereon as liquidated damages hereunder, it being agreed between Buyer and Seller that such sum shall be liquidated damages for a default of Buyer hereunder because of the difficulty, inconvenience and uncertainty of ascertaining actual damages for such default.

8.3 Seller’s Default/Buyer’s Remedies. Seller shall be in default hereunder upon the occurrence of any one or more of the following events: (i) any of Seller’s warranties or representations set forth herein are untrue or inaccurate in any material respect, or (ii) Seller shall fail to meet, comply with or perform any material covenant, agreement or obligation of Seller hereunder within the time limits and in the manner set forth herein, for any reason other than an uncured default by Buyer hereunder or a Permitted Termination by Seller. In the event Buyer fulfills all of its obligations hereunder and meets all conditions precedent and concurrent to Closing for which it is responsible and Seller is unable, fails or refuses to meet its obligations hereunder (except as permitted with respect to Seller’s inability or unwillingness to cure any or all of Buyer’s objections to Review Item Issues) and continues to fail and refuse to honor its obligations hereunder for more than ten (10) days after its receipt of a written notice from Buyer of such default, Buyer may terminate this Agreement and, in such event, it shall receive a full refund of the Earnest Money deposit and any accrued interest thereon, which shall be Buyer’s sole and exclusive remedy hereunder.

ARTICLE IX

MISCELLANEOUS

9.1 Interim Responsibilities of Seller. Seller agrees that, from and after the date hereof, Seller will not sell or otherwise dispose of all or any portion of the Property or encumber the Property in any material manner without the prior written consent of Buyer.

9.2 Validity of Agreement. Each party hereto hereby warrants, represents and agrees that the execution of this Agreement, and any other documents executed and delivered pursuant to the provisions hereof, have been duly authorized by it, that this Agreement is duly executed by it and the obligations herein set forth are its valid and binding obligations enforceable in accordance with their terms. This Agreement shall be construed in accordance with the laws of the State of Oklahoma. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law; but if any provision of this Agreement, or any document executed and delivered pursuant hereto, shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or any document executed and delivered pursuant hereto.

9.3 Amendments. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof, and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect unless contained in a written amendment. Any amendment to this Agreement shall not be binding upon either of the parties hereto unless such amendment is in writing and executed by the authorized representatives of the parties hereto and made a part hereof.

9.4 Brokerage Commission.

(a) Seller represents and warrants that it has not contracted, negotiated or worked with any real estate broker or other person with respect to this transaction and that no real estate broker or other person is entitled to any commission or fee with respect to the sale of the Property or in the negotiation or execution of this Agreement. Seller agrees to indemnify and hold harmless Buyer from any and all claims for payment from any brokerage commission, fee or other payment of money pertaining to the sale of the Property which may be claimed against either Seller or Buyer, or both, arising out of contacts with Seller in connection with this transaction.

(b) Buyer represents and warrants that it has not contracted, negotiated or worked with any real estate broker or other person with respect to this transaction and that no real estate broker or other person is entitled to any commission or fee with respect to the sale of the Property or in the negotiation or execution of this Agreement. Buyer agrees to indemnify and hold harmless Seller from any and all claims for payment from any brokerage commission, fee or other payment of money pertaining to the sale of the Property which may be claimed against either Seller or Buyer, or both, arising out of contacts with Buyer in connection with this transaction.

9.5 Notices. Any notice, demand or other document which either party is required or may desire to give or deliver to, or make upon, the other party shall be in writing, and may be personally delivered, sent by an overnight delivery service (such as Federal Express), sent by facsimile (followed by overnight delivery) or given by registered or certified mail, return receipt requested, postage prepaid, addressed to the parties at their respective addresses set forth below, with copies to be sent to any additional person whose name and address has been supplied by one party to the other. Either party hereto may designate a different address for itself by notice similarly given.

If to Seller:	Super Market Developers, Inc.
5000 Kansas Avenue
P.O. Box 2932
Kansas City, Kansas 66110-2932
	Attention:	General Counsel
	Facsimile:	(913) 288-1573

If to Buyer:	WHLR-Bixby Commons, LLC
2529 Virginia Beach Boulevard
Virginia Beach, Virginia 23452
	Attention:	Jon Wheeler
	Facsimile:	(757) 627-9081

Notice shall be deemed served and received two (2) days from the date of mailing (in the case of notices mailed by registered or certified mail) or upon delivery (in the case of notices sent by hand delivery or overnight delivery), or upon delivery with confirmation of receipt (in the case of notices sent by facsimile). A party’s failure or refusal to accept service of a notice shall constitute delivery of the notice.

9.6 Benefits. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their respective successors, transferees and permitted assigns.

9.7 Effect of Waiver. In the event any obligation contained in this Agreement should be breached by either party and such breach is thereafter waived by the other party, it is specifically understood and agreed that any such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

9.8 Assignment. Buyer shall not assign its interest hereunder to any other party whomsoever without the prior written consent of Seller.

9.9 No Joint Venture. Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or joint venture between Seller and Buyer.

9.10 Anti-Terrorism Representation and Warranty. Seller and Buyer each represent and warranty that neither they nor the officers and directors controlling Seller and Buyer, respectively, are acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by the United States Treasury Department as a Specially Designated National and Blocked Person, or for or on behalf of any person, group, entity, or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and that they are not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation. Each party agrees to defend, indemnify, and hold harmless the other party from and against any and all claims, damages, losses, risks, liabilities and expenses (including reasonable attorneys’ fees and costs) arising from or related to any breach of the foregoing representation and warranty.

9.11 Headings. Paragraph numbers and headings herein contained are inserted for convenience only and are in no way to be construed as part of this Agreement or as a limitation in the scope of the particular portions of this Agreement to which they refer.

9.12 Time of the Essence. TIME IS OF THE ESSENCE OF THIS AGREEMENT.

9.13 Insurance; Risk of Loss. At all times until the Closing has been consummated, Seller shall maintain or cause to be maintained in full force and effect casualty and liability insurance on or with respect to the Property, it being understood and agreed that all risk of loss with respect to the Property shall remain with Seller through Closing. In the event that prior to the Closing Date, the improvements on the Property are damaged, destroyed, or rendered unusable, in whole or in part, by fire, condemnation, or other cause (“Casualty”), then Buyer may terminate this Contract by written notice to Seller within ten (10) days of Buyer’s receipt of Seller’s notice of such damage or proceeding, in which case the entire Earnest Money deposit shall be refunded to Buyer, and thereafter neither party shall have any further obligation or liability to the other by virtue of this Contract.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereof have executed this Agreement as of the day and year first above written.

SELLER:

SUPER MARKET DEVELOPERS, INC., a Missouri corporation

By:	/s/ Jerry Garland
Jerry Garland, President and Chief Executive Officer

BUYER:

WHLR-BIXBY COMMONS, LLC, a Virginia limited liability company

By:	Woodside Capital, LLC, a Virginia limited liability company, its Manager

	By:	/s/ Jon S. Wheeler
Jon S. Wheeler
Managing Member